                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                CHICO'S FAS, INC.

        Chico's FAS, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Florida, in order to amend its Articles of Incorporation, in accordance with the requirements of Chapter 607, Florida Statutes, does hereby, by and through the undersigned, its President and Secretary, submit this Certificate of Amendment of Amended and Restated Articles of Incorporation and in connection therewith does hereby state as follows:

                  1. The name of the Corporation is Chico's FAS, Inc.

                  2. This Certificate of Amendment has been adopted and approved in connection with a share division pursuant to Section 607.10025, Florida Statutes. The preambles and resolutions approving the division of shares were adopted and approved by the Board of Directors of the Corporation on June 25, 2002, without shareholder action. Shareholder action was not required on the authority of and pursuant to Section 607.10025(2), Florida Statutes.

                  3. The amendment to the Amended and Restated Articles of Incorporation being effectuated hereby does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the division exceeding the percentage of authorized shares that were unissued before the division.

                  4. All shares of the Corporation's Common Stock outstanding on July 15, 2002 are subject to the division, each share to be divided into two shares. The par value of the shares shall remain unchanged.

                  5. The Amendment of the Corporation's Amended and Restated Articles of Incorporation as adopted by the Board of Directors of the Corporation and as effected hereby (the "Amendment") is to delete in its entirety Section 1(a) of Article IV of the Amended and Restated Articles of Incorporation of the Corporation, and in its place substitute the following:

           **********************************************************

                         (a) The total number of shares of capital stock
                 authorized to be issued by this Corporation shall be:

                         2,500,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

                         200,000,000 shares of common stock, par value $.01 per share (the "Common Stock").

            *********************************************************

                  6. The Amendment effected hereby shall be effective on July 29, 2002.

        IN WITNESS WHEREOF, the foregoing instrument has been duly executed and delivered by the Corporation by its undersigned officer and director this 16th day of July, 2002.


                                               CHICO'S FAS, INC.


                                               By:     /s/ SCOTT A. EDMONDS
                                                  ------------------------------
                                                   Scott A. Edmonds, President


                                               By:      /s/ CHARLES J. KLEMAN
                                                  ------------------------------
                                                   Charles J. Kleman, Secretary











                                        2